EXHIBIT 99.1

Press Release dated April 11, 2007

FOR IMMEDIATE RELEASE

April 11, 2007

PEOPLE’S UNITED FINANCIAL, INC. ANNOUNCES

THE RESULTS OF ITS STOCK OFFERING

BRIDGEPORT, CONNECTICUT – People’s United Financial, Inc. (the “Company”), the proposed holding company for People’s Bank (NASDAQ: PBCT), announced today that, as a result of the syndicated offering and the recently completed subscription offering, the Company expects to sell 172,226,250 shares of common stock at $20.00 per share, for total offering proceeds of $3.44 billion. The offerings are expected to close and trading in Company shares is expected to begin on Monday, April 16, 2007.

Orders for a total of 108,241,531 shares at a purchase price of $20.00 per share have been accepted in the syndicated offering, for which Morgan Stanley & Co. Incorporated acted as global coordinator and sole book-running manager, Keefe, Bruyette & Woods, Inc., Lehman Brothers Inc. and Ryan Beck & Co., Inc. acted as joint lead managers and Sandler O’Neill & Partners, L.P. acted as co-manager. As previously announced, the Company received orders for 63,984,719 shares in the subscription offering portion of its second-step conversion, for which Ryan Beck & Co., Inc. acted as selling agent.

Concurrent with the completion of the offering, shares of People’s Bank common stock owned by the public will be exchanged for shares of the Company’s common stock so that People’s Bank existing shareholders will own approximately the same percentage of the Company’s common stock as they owned of People’s Bank’s common stock immediately prior to the conversion. As a result, People’s Bank stockholders will receive 2.1000 shares of the Company’s common stock for each share of People’s Bank common stock they hold immediately prior to completion of the transaction. Cash in lieu of fractional shares will be paid at a rate of $20.00 per share. As a result of the offering, the exchange, and the contribution to the charitable foundation, the Company will have approximately 300,824,563 shares outstanding after giving effect to the transaction.

The Company has received the stockholder and depositor approvals necessary to complete the conversion. The completion of the conversion remains subject to final approval from the Office of Thrift Supervision, including approval of a final appraisal.

The transaction is scheduled to close on April 16, 2007, at which time People’s Mutual Holdings will cease to exist and the Company will become fully public. The shares of common stock sold in the offering and issued in the exchange are expected to begin trading on the Nasdaq Global Select Market on April 16, 2007 under the symbol “PBCTD” for a period of 20 trading days after completion of the offering, and under the symbol “PBCT” thereafter. Stock certificates for shares purchased in the subscription offering are expected to be mailed to subscribers on or about April 17, 2007. People’s Bank stockholders holding shares in street name or in book-entry form will receive shares of the Company within their accounts. People’s Bank stockholders holding shares in certificated form will receive their shares after returning their stock certificates and a properly completed letter of transmittal to the Company’s transfer agent.

This release may contain certain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated,” and “potential.” Examples of forward looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of People’s United Financial and People’s Bank that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include, but are not limited to, general economic and market conditions, legislative and regulatory conditions, changes in interest rates that affect People’s Bank’s interest rate spread, changes in deposit flows, loan demand or real estate values and other economic, governmental, competitive, regulatory and technological factors that may affect People’s United Financial’s and People’s Bank’s operations.

A registration statement relating to these securities has been filed with the United States Securities and Exchange Commission. This press release is neither an offer to sell nor a solicitation of an offer to buy common stock. The offer will be made only by means of the written prospectus forming part of the registration statement.

The shares of common stock are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

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